                                                                      EXHIBIT 12



                                VERITAS DGC INC.
                       RATIO OF EARNINGS TO FIXED CHARGES


                                            Nine Months                      Years Ended July 31,
                                               Ended         -------------------------------------------------------------------
                                          April 30, 1999         1998           1997         1996          1995          1994
                                          ---------------    -----------    ----------    ---------    -----------   -----------
                                                                           (in thousands of dollars)
Pre-tax income before equity in
     (earnings) loss of equity
     investees(A)                             $ 29,067        $100,204      $ 30,309       $  4,403       $ 14,587      $    540
Fixed Charges                                   24,709          27,277        19,928         14,869         14,387        10,757
Capitalized Interest                              (100)           (800)
Amortization of capitalized interest               120
                                             ---------        --------      --------       --------       --------      --------
Totals                                          53,796         126,681        50,237         19,272         28,974        11,297
                                             =========        ========      ========       ========       ========      ========

Fixed charges:
  Interest expense(B)                            9,156           7,318         7,484          5,466          5,170         3,213
  Interest capitalized                             100             800
  Interest portion of rental
     expense(C)                                 15,453          19,159        12,444          9,403          9,217         7,544
                                             ---------        --------      --------       --------       --------      --------
     Total fixed charges                        24,709          27,277        19,928         14,869         14,387        10,757

Ratio of earnings to fixed charges                2.18            4.64          2.52           1.30           2.01          1.05
                                             =========        ========      ========       ========       ========      ========

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(A)   There was no distributed income from equity investees for any of the periods presented.

(B)   Interest expense includes amortization of debt issue cost.

(C) The portion of rent included in the calculation is believed to be a reasonable approximation of the interest factor.